SCRIPPS NETWORKS QUARTERLY FINANCIAL INFORMATION	EXHIBIT 99.01

Scripps Networks includes our national television networks: Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living, and Great American Country (“GAC”). Programming from our networks can be viewed on demand (“VOD”) on cable television systems in about 84 markets across the United States. Scripps Networks also includes our on-line network, HGTVPro.com, and our 12% interest in FOX Sports Net South, a regional television network. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

Direct expenses incurred in the operations of each network primarily include the costs to acquire and deliver programming, network specific marketing and promotion, advertising sales, audience and market research and network management. Our networks also utilize common facilities and certain services are shared by the networks. Shared costs primarily include affiliate sales, computer systems used to schedule advertising and programming and related personnel costs, the costs to operate and lease shared facilities, and accounting, human resource, legal, general corporate management and other support services.

Financial information presented for each of our networks prior to 2005 included the direct costs of operating the network and an allocation of the costs of the shared facilities and services. Beginning in 2005, expenses directly attributable to the operation of a network are charged to that network while the costs of shared facilities and services are not allocated to individual networks. The following tables present quarterly financial information for 2004 as if the costs of the shared costs had not been allocated to the individual networks.

(in thousands) 2004	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
HGTV:
Operating revenues	$85,098	$101,390	$88,694	$101,723	$376,905
Direct segment operating expenses	34,535	38,777	39,410	38,549	151,271

Direct contribution to segment profit	$50,563	$62,613	$49,284	$63,174	$225,634

Food Network:
Operating revenues	$63,142	$78,311	$66,614	$86,890	$294,957
Direct segment operating expenses	30,287	34,763	30,266	36,260	131,576

Direct contribution to segment profit	$32,855	$43,548	$36,348	$50,630	$163,381

DIY:
Operating revenues	$6,792	$8,182	$7,775	$8,755	$31,504
Direct segment operating expenses	5,777	6,472	6,847	6,472	25,568

Direct contribution to segment profit	$1,015	$1,710	$928	$2,283	$5,936

Fine Living:
Operating revenues	$3,688	$4,837	$4,286	$5,142	$17,953
Direct segment operating expenses	6,241	6,645	6,757	7,943	27,586

Direct contribution to segment profit (loss)	$(2,553)	$(1,808)	$(2,471)	$(2,801)	$(9,633)

Great American Country (1):
Operating revenues				$1,650	$1,650
Direct segment operating expenses				1,657	1,657

Direct contribution to segment profit (loss)				$(7)	$(7)

SHARED EXPENSES	$18,632	$19,284	$20,828	$20,805	$79,549

(1)	Great American Country’s results reflect activity since the November 17, 2004 acquisition date.